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                                                                   EXHIBIT 99.1


[WORLD COM LOGO]                        NEWS RELEASE



Contact: Investor Relations:  Gary Brandt              Media:  Josh Howell
                              601-360-8544                     601-360-8750

FOR IMMEDIATE RELEASE

            WORLDCOM, INC. ANNOUNCES INITIAL ACCEPTANCE IN EXCHANGE
                        OFFERS AND CONSENT SOLICITATIONS

Jackson, Mississippi, August 8, 1997 - WorldCom, Inc. (Nasdaq:WCOM) announced today that it has exercised its option to accept all MFS Communications Company, Inc. (MFS) notes validly tendered as of 5:00 p.m., New York City time, August 8, 1997 in its on-going Exchange Offers and Consent Solicitations. The Company said it has received requisite consents from holders of notes of its MFS subsidiary to allow the Company to accept tenders prior to the expiration of the Exchange Offers and Consent Solicitations and thereby effect certain amendments to the respective indentures governing the notes. The expiration time of the Exchange Offers and Consent Solicitations is 5:00 p.m., New York City time, on August 19, 1997.

Specifically, as of 5:00 p.m., New York City time, August 8, 1997, WorldCom had received valid tenders and consents from holders of approximately $680.9 million of principal amount at stated maturity, as of the date of their original issuance, of 9-3/8% Senior Discount Notes due January 15, 2004 of MFS (or approximately 86% of total outstanding), and from holders of approximately $690.1 million of principal amount at stated maturity, as of the date of their original issuance, of 8-7/8% Senior Discount Notes due January 15, 2006 of MFS (or approximately 76% of total outstanding).

As previously announced, WorldCom offered to exchange (i) $871.60 principal amount of its newly issued 9-3/8% Senior Notes due January 15, 2004 (CUSIP #98155K AD 4) for each $1,000 principal amount at stated maturity, as of the date of their original issuance, of outstanding 9-3/8% Senior Discount Notes due January 15, 2004 of MFS, properly tendered, and (ii) $737.91 principal amount of its newly issued 8-7/8% Senior Notes due January 15, 2006 (CUSIP #98155K AE 2) for each $1,000 principal amount at stated maturity, as of the date of their original issuance, of outstanding 8-7/8% Senior Discount Notes due January 15, 2006 of MFS, properly tendered. In connection with the Exchange Offers, the Company is also soliciting consents to certain amendments to the respective indentures governing the MFS notes. Both the Exchange Offers and the Consent Solicitations are upon the terms and subject to the conditions set forth in the prospectus, as supplemented, and letters of transmittal related to the Exchange Offers and the Consent Solicitations.
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The Company plans to commence the payment of the consent fees and the settlement of the Exchange Offers with respect to accepted tenders and consents on or about August 13, 1997, or as soon as practicable thereafter.

WorldCom is a global business telecommunications company. Operating in more than 50 countries, the Company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom subsidiary, UUNET Technologies, Inc., is the world's largest provider of Internet services. WorldCom's World Wide Web address is http://www.wcom.com. The common and depositary shares of WorldCom trade on the Nasdaq National Market (U.S.) under the symbol WCOM and WCOMP, respectively.

The Exchange Offers and Consent Solicitations are made solely by the prospectus and consent solicitation dated July 3, 1997, as supplemented by a supplement dated August 5, 1997, the related letters of transmittal and consent, and any amendments or supplements thereto. Copies of the prospectus, as supplemented and transmittal materials can be obtained from MacKenzie Partners, Inc., the information agent for the Exchange Offers and Consent Solicitations, at the following address:

                          MacKenzie Partners
                          156 Fifth Avenue
                          New York, New York, 10010
                          (212) 929-5500 (collect)
                          (800) 322-2885 (toll free)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell WorldCom notes or MFS notes. The Exchange Offers and Consent Solicitations are not being made to, nor will tenders be accepted from, or on behalf of, holders of MFS notes in any jurisdiction in which the making of the Exchange Offers and Consent Solicitations or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky laws or other laws require the Exchange Offers and Consent Solicitations to be made by a licensed broker or dealer, the Exchange Offers and Consent Solicitations will be deemed to be made on behalf of WorldCom by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.